Exhibit 99.2

FOR IMMEDIATE RELEASE
Michael J. Schall	Mary C. Jensen
Chief Financial Officer	Director of Investor Relations
(650) 849-1600	(650) 849-1656

Essex Merges with John M. Sachs, Inc.
Acquires San Diego Apartment Portfolio

Palo Alto, California - December 17, 2002 - Essex Property Trust, Inc., (NYSE:ESS) a real estate investment trust (REIT) with apartment communities located in targeted West Coast markets, announced today that it has acquired, by merger, John M. Sachs, Inc. resulting in the acquisition of its real estate portfolio, consisting primarily of apartment communities located in San Diego County, California. As a result of the merger, Essex's San Diego County apartment portfolio is increasing from 326 to 3,009 units, representing 13% of its 23,699 total apartment homes.

The transaction was structured as a tax-free reorganization with real estate assets valued at approximately $301 million. Consideration provided in the merger was in the form of a common stock issuance, assumption of liabilities, and cash, as follows:

  Issued 2,719,875 shares of Essex common stock at an agreed upon price of $49.25.
  Assumed mortgages on four of the newly acquired properties for approximately $64.6 million with a fixed interest rate of 5.51% maturing in December 2012.
  Repaid liabilities in the amount of approximately $33 million.
  The balance was paid in cash.

In connection with the merger, Essex placed new mortgages on four previously unencumbered properties in the amount of $62.0 million with a weighted average fixed interest rate of 5.64%, maturing in December 2012. In addition, the Company borrowed $30 million on a new unsecured line of credit that matures in December 2003.

Commenting on the merger, Keith R. Guericke, President and Chief Executive Officer said, "John M. Sachs, Inc. is a leading owner and operator of multifamily properties in San Diego County, which has utilized an investment strategy similar to Essex's in creating its real estate portfolio over the last thirty years." Mr. Guericke continued, "San Diego's diverse employment base and above-average job growth is highly desirable to renters and investors alike. We believe that the addition of these properties enhances Essex's strong West Coast presence and creates value for its shareholders."

Also commenting on the transaction, Mr. John M. Sachs said, "The merger of John M. Sachs, Inc. and Essex represents the culmination of 30 years of successful real estate investing in the San Diego Area. The merger allows for the continuation and expansion of the company's operations, and results in the Sachs' family becoming major investors in Essex. We chose Essex as our merger partner due to its exceptional track record and belief that Essex's focused strategy of owning and operating West Coast apartments will continue to provide outstanding results."

The following table outlines the real estate assets acquired in the merger:

APARTMENT COMMUNITIES			
SAN DIEGO APARTMENT COMMUNITIES			
Alpine Country	2660 Alpine Blvd	Alpine, CA	108
Alpine Village	2055 Arnold Way	Alpine, CA	306
Bonita Cedars	5155 Cedarwood Rd.	Bonita CA	120
Cambridge	660 F Street	Chula Vista, CA	40
Woodlawn Colonial	245-255 Woodlawn Ave.	Chula Vista, CA	159
Mesa Village	5265 Clairemont Mesa Blvd.	Clairemont, CA	133
Casa Tierra	355 Orlando Street	El Cajon, CA	40
Coral Gardens	425 East Bradley	El Cajon, CA	200
Tierra Del Sol, Tierra Del Norte	989 Peach Ave.	El Cajon, CA	156
Grand Regency	2050 E. Grand Ave.	Escondido, CA	60
Mira Woods Villas	10360 Maya Linda Road	Mira Mesa, CA	355
Country Villas	283 Douglas Drive	Oceanside, CA	180
Emerald Palms	2271 Palm Ave.	San Diego, CA	152
Summit Park Village	8563 Lake Murray Blvd.	San Diego, CA	300
Vista Capri East	4666 63rd Street	San Diego, CA	26
Vista Capri North	3277 Berger Ave.	San Diego, CA	106
Carlton Heights Villas	9705 Carlton Hills Blvd.	Santee, CA	70
Shadow Point	9830 Dale Ave.	Spring Valley, CA	172
OTHER APARTMENT COMMUNITIES			
The Devonshire	2770 West Devonshire Ave.	Hemet, CA	276
St. Cloud Apartments	6525 Hilcroft	Houston, TX	302
		Total Units	**3261**
OTHER RENTAL COMMUNITIES			
RECREATIONAL VEHICLE PARKS			
Circle RV	1835 E Main St.	El Cajon,CA	179
Vacationer	1581 East Main St.	El Cajon CA	159
Golden Village Palms Resort	3600 West Florida Ave.	Hemet, CA	1019
Riviera Vegas	2200 Palm St.	Las Vegas, NV	136
Diamond Valley	344 North State St.	San Jacinto, CA	450
		Total Spaces	**1943**
MANUFACTURED HOUSING COMMUNITIES			
Riviera Vegas	2038 Palm Street	Las Vegas, NV	450
Green Valley	2130 Sunset Drive	Vista, CA	157
		Total Sites	**607**
OFFICE			
Valley Financial Office Bldg	2399 Camino Del Rio South	San Diego,CA	5200
Moore Street Office Bldg.	3205 Moore Street	San Diego, CA	2000
		Total Square Feet	**7200**

Conference Call

A Conference call with members of Essex's senior management will be held on Thursday, December 19, 2002 at 8:00 a.m. Pacific Time - 11:00 a.m. Eastern Time at (800) 289-0569, and will be broadcast live via the Internet at www.essexpropertytrust.com.

If you are unable to listen to the live call, a rebroadcast will be available via the Internet for 14 days and digitally for 7 days after the call. To access the replay via the Internet go to the Company's web site at www.essexpropertytrust.com and select the special announcement link. To access the digital replay, dial (888) 203-1112 and passcode 402495.

For additional information please visit Company's Web site at www.essexpropertytrust.com or call the investor relations department at (650) 849-1600.

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast communities. Essex currently has ownership interests in 112 multifamily properties (23,699 units), and has 1,521 units in various stages of development. Additional information about Essex can be found on the Company's web site at www.essexpropertytrust.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for historical information presented, certain matters discussed in this press release are forward-looking statements under the Private Securities Reform Act of 1995 and are subject to certain risks and uncertainties that could cause actual results to differ materially from what is set forth in such statements. Forward-looking statements in this press release include statements that the addition of the properties of John M. Sachs, Inc. will enhance Essex's West Coast presence and create value for Essex's shareholders, statements about the San Diego market, statements about the continuation and expansion of Essex's operations and statements about Essex continuing to provide outstanding results. Factors that could cause actual results to differ materially include risks and uncertainties such as the John M. Sachs' properties not performing as anticipated, difficulties in integrating the John M. Sachs' properties into the rest of Essex's portfolio, unexpected liabilities that Essex has as a result of the merger with John M. Sachs, Inc., unexpected changes in the economic conditions in the San Diego area and other risks detailed in Essex's Securities and Exchange Act filings.  All forward-looking statements are made as of the date of this press release, and Essex disclaims any duty to update such statements.

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